Exhibit 99.3

FOR IMMEDIATE RELEASE

Contacts:
Press Release	Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com
AIG	Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com
175 Water Street
New York, NY 10038
www.aig.com

AIG ANNOUNCES FINAL RESULTS OF ITS ANY AND ALL CASH TENDER OFFERS

NEW YORK, July 2, 2015 – American International Group, Inc. (NYSE: AIG) today announced the final results as of 5:00 p.m., New York City time, on July 1, 2015, of its previously announced cash Tender Offers for any and all of the notes listed in the table below, pursuant to its offer to purchase dated June 18, 2015 (the “Offer to Purchase”). The Tender Offers expired at 5:00 p.m., New York City time, on July 1, 2015. The complete terms of the Tender Offers, including capitalized terms used but not defined herein, are set forth in the Offer to Purchase, the related letter of transmittal and the notice of guaranteed delivery.

AIG expects to accept all notes validly tendered and not withdrawn (including notes accepted for purchase pursuant to the guaranteed delivery procedures, if any) and to make payment on or about July 7, 2015.

As of the Expiration Date, the principal amounts of notes of each series outstanding and validly tendered and not validly withdrawn and the Total Consideration per CHF 1,000, EUR 1,000, JPY 1,000, MXN 1,000 or USD 1,000 principal amount are as set forth in the table below.

Holders whose notes are accepted in the Tender Offers will receive the Total Consideration, and, where applicable, a cash payment representing accrued interest from the most recent interest payment date to but excluding the Payment Date.

Copies of the Offer to Purchase, the related letter of transmittal and the notice of guaranteed delivery are available at the following web address: http://www.gbsc-usa.com/aig/.

#  #  #

This press release is qualified in its entirety by the Offer to Purchase, related letter of transmittal and the notice of guaranteed delivery.

AIG retained Barclays Bank PLC, Barclays Capital Inc., Credit Suisse Securities (Europe) Limited and Credit Suisse Securities (USA) LLC as the Joint Lead Dealer Managers. Global Bondholder Services Corporation was the Information Agent and Depositary. For additional information regarding the expiration of the Tender Offers or the Payment Date, please contact: Barclays Bank PLC at +44 (0) 207 773 8990 (international); Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); Credit Suisse Securities (Europe) Limited at +44 (0) 207 888 5564; or Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 538-2147 (collect); or Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers only), (866) 924-2200 (for all others toll-free) or +001-212-430-3774 (international), or by email at aig@gbsc-usa.com.

FOR IMMEDIATE RELEASE

Certain statements in this press release, including those describing the payment for tendered notes in the Tender Offers, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

#  #  #

American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

FOR IMMEDIATE RELEASE

Title of Security and Security Identifier	Principal Amount Outstanding (millions)	Principal Amount Tendered (millions)	Percent of Amount Outstanding Tendered	Total Consideration
2.275% Fixed Rate Notes Due 8 August 2016 ISIN: XS0263983040	JPY 2,000.0	JPY 200.0	10.0%	JPY 1,027.50

2.275% Fixed Rate Notes due 8 August 2016 ISIN: XS0263873373	JPY 300.0	JPY 100.0	33.3%	JPY 1,027.50

8.59% Fixed Rate Notes due September 15, 2016* ISIN: XS0266561769	MXN 265.1	MXN 7.0	2.6%	MXN 1,061.25

Fixed Rate Notes due 24 October 2016 ISIN: XS0287306830	JPY 20,000.0	JPY 0.0	0.0%	JPY 1,051.25

2.75 per cent. Notes due 2016† ISIN: CH0027962825	CHF 53.0	CHF 9.1	17.1%	CHF 1,057.50

7.98% Fixed Rate Notes due 15 June 2017* ISIN: XS0305757337	MXN 752.0	MXN 52.0	6.9%	MXN 1,075.00

3.375 per cent. Notes due 2017† ISIN: CH0031390476	CHF 34.5	CHF 16.0	46.3%	CHF 1,086.25

Fixed Rate Notes due 22 November 2017 ISIN: XS0309312469	JPY 20,000.0	JPY 0.0	0.0%	JPY 1,065.00

Fixed Rate Notes due April 24, 2018 ISIN: XS0309298296	JPY 20,000.0	JPY 0.0	0.0%	JPY 1,080.00

Fixed Rate Notes due 23 August 2018 ISIN: XS0309312113	JPY 20,000.0	JPY 0.0	0.0%	JPY 1,080.00

5.450% Medium-Term Notes, Series MP, Matched Investment Program, Due May 18, 2017 CUSIP: 02687QBW7 ISIN: US02687QBW78	USD 243.7	USD 65.1	26.7%	USD 1,076.62‡

5.000 per cent. notes due 2017* ISIN: XS0307512722	EUR 370.2	EUR 39.6	10.7%	EUR 1,092.15‡

*	Listed on the Official List of the Irish Stock Exchange and traded on its regulated market.
†	Listed on the SIX Swiss Exchange.
‡	Assuming payment is made on July 7, 2015.

3